Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q2 2026 FINANCIAL RESULTS

Declares Dividend of $0.80 per Share for Q2 2026, a Record Value Strategy Dividend

Projects Another Record Dividend in Q3 2026

New York, New York, August 5, 2026 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and six months ended June 30, 2026.

Second Quarter 2026 and Year-to-Date Highlights

•	Dividend
o	Declared a $0.80 per share dividend for Q2 2026, 433% higher than Q2 2025
■	Record dividend under our Comprehensive Value Strategy
o	28th consecutive quarterly dividend
■	Cumulative dividends of $8.715 per share or approximately 34% of our current share price[1]
o	Q2 2026 dividend is payable on or about August 24, 2026 to all shareholders of record as of August 17, 2026
o	Q3 2026 projected dividend of greater than $1 per share based on current fixtures and assuming the current FFA curve[2]
•	Q2 2026 financial results
o	Net income of $16.6 million, or basic and diluted earnings per share of $0.38 and $0.37, respectively
o	Adjusted net income of $29.2 million or basic and diluted earnings per share of $0.67 and $0.65, respectively[3]
o	Adjusted EBITDA[3]: $56.7 million, an increase of 297% YOY
o	Voyage revenues: $136.4 million
■	Net revenue[3]: $92.3 million
■	Average daily fleet-wide TCE[3]: $24,273 per day

•	Estimated Q3 2026 TCE to date
o	$28,587 for 66% of our owned fleet available days[3]

John C. Wobensmith, Chairman and Chief Executive Officer, commented, “We have transformed Genco into a low-leverage, high-dividend company, supported by a fleet of premium-earning assets, industry low breakeven levels and a leading commercial operating platform. We continue to execute our Comprehensive Value Strategy and generate compelling returns for shareholders. Our strategy of purchasing high-specification assets, with over $550 million of investments made since 2021, has enhanced Genco’s earnings power and dividend capacity. Our Q2 dividend of $0.80 per share increased by 433% on a year-over-year basis, marking a value strategy record. This represents our 28th consecutive quarterly dividend, the longest stretch in the drybulk peer group with dividends totaling $8.715 per share over that time. Based on our significant operating leverage in a strengthening market, firm fixtures to date and assuming the current FFA curve, we project a record Q3 dividend of over $1 per share, an increase of more than 560% year-over-year. Our Q3 TCE to date is 18% higher than Q2 levels and the highest level since Q2 2022. Complementing the strong rate environment, asset values have continued to rise, contributing to Genco’s increasing net asset value (NAV). The drybulk market remains strong and we are well positioned to continue to deliver compelling returns and value to shareholders in 2026 and beyond.”

1 Genco share price as of August 4, 2026.

2Q3 2026 projected dividend shown is based on fixtures to date (representing 66% of our owned fleet available days), assuming the current FFA curve for the balance of the quarter and estimated expense levels and utilization as described in the appendix to our Q2 2026 earnings presentation posted on our website under “Investors – Events and Presentations.” Given freight market volatility, the FFA curve is subject to change.

3 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Adjusted net income and adjusted EBITDA exclude non-cash impairment charges, other operating expense, net gains on vessel sales and unrealized losses on fuel hedges. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q3 2026 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Comprehensive Value Strategy

Genco’s consistent comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: maintain low financial leverage and a low cash flow breakeven rate, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value of 18% at June 30, 2026[4]
•	Strong liquidity position of $423.6 million at June 30, 2026, which consists of:
o	$73.6 million in cash on the balance sheet
o	$350.0 million of undrawn revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

4Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of June 30, 2026 divided by estimates of the market value of our fleet based on the average of broker valuations received from two independent third-party firms as of July 15, 2026. The actual market value of our vessels may vary.

Fleet Renewal and Growth

The Company expects to take delivery of the Genco Volunteer, a 2019 Imabari built 182,000 dwt scrubber-fitted Capesize vessel, in August 2026. We drew down $50.0 million under our $680 million revolving credit facility (the “$680 Million Revolver”) in July 2026 to partially fund this acquisition. We have $58.5 million of remaining capital expenditures for this acquisition after funding $6.5 million in Q2 2026. Pro forma for this vessel acquisition, we expect to have $380 million of debt outstanding and $300 million of undrawn revolver availability.

Dividend Policy

Genco declared a cash dividend of $0.80 per share for the second quarter of 2026. The Q2 2026 dividend is payable on or about August 24, 2026 to all shareholders of record as of August 17, 2026.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q2 2026 dividend:

Dividend calculation	Q2 2026 actual
Net revenue	$92
Operating expenses	$(38)
Operating cash flow	$55
Less: voluntary quarterly reserve	$(19.5)
Cash flow distributable as dividends	$35
Dividend per share	$0.80
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation.

The voluntary quarterly reserve for the third quarter of 2026 under the Company’s dividend formula is targeted at $19.5 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the third quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “We delivered strong second quarter results, driven by our considerable operating leverage and growing asset base of high quality vessels. The investments we have made in our fleet have strengthened our cash flow generation and increased our net asset value, demonstrating the value of our disciplined and strategic approach to capital allocation. We generated adjusted EBITDA of $56.7 million in the second quarter and $92.9 million during the first half of 2026, exceeding our total EBITDA in all of 2025. Building on our strong Q2 dividends, we are well positioned to continue to take advantage of the strong drybulk market and our industry low breakeven levels to deliver even higher dividends to shareholders in Q3 2026.  We continue to balance our high operating leverage and low financial leverage, enabling Genco to take capture growth opportunities that expand our earnings power and dividend capacity for the benefit of all Genco shareholders.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Strategically booking longer term fixed rate coverage based on market timing and management’s outlook

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the third quarter of 2026 on a load-to-discharge basis is presented below. Actual rates for the third quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the third quarter of 2026. At the same time, expenses for uncontracted days will be recognized as incurred.

Estimated net TCE - Q3 2026 to Date
Vessel Type	TCE	% Fixed
Newc/Cape	$38,059	69%
Ultra/Supra	$20,394	63%
Total	$28,587	66%

Our index-linked charters are listed below

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Wolf	Capesize	177,752	2010	100.5% of BCI + scrubber	13-16 months	Sep-26
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-27
Genco Bear	Capesize	177,717	2010	100% of BCI + scrubber	14-17 months	May-27

Financial Review: Second Quarter 2026

The Company recorded net income for the second quarter of 2026 of $16.6 million, or $0.38 and $0.37 basic and diluted earnings per share, respectively. Adjusted net income of $29.2 million or basic and diluted earnings per share of $0.67 and $0.65, respectively, excluding a net gain on sale of vessels of $1.9 million, impairment of vessel assets of $1.2 million, other operating expense of $13.1 million and unrealized loss on fuel hedges of $0.2 million. Comparatively, for the three months ended June 30, 2025, the Company recorded a net loss of $6.8 million, or $0.16 basic and diluted net loss per share. Adjusted net loss for the three months ended June 30, 2025 amounted to $6.2 million, or $0.14 basic and diluted net loss per share, excluding a non-cash vessel impairment charge of $0.7 million.

Revenue / TCE
The Company’s revenues increased to $136.4 million for the three months ended June 30, 2026 as compared to $80.9 million recorded for the three months ended June 30, 2025, primarily due to higher rates earned by our major and minor bulk vessels, the operation of a larger fleet, as well as fewer drydocking days during the second quarter of 2026 as compared to the second quarter of 2025. The average daily time charter equivalent, or TCE, rates for the Company’s fleet was $24,273 per day for the three months ended June 30, 2026 as compared to $13,631 per day for the three months ended June 30, 2025.

Voyage expenses
Voyage expenses increased to $44.1 million for the three months ended June 30, 2026 from $32.0 million during the prior year period. The increase was primarily due to the operation of a larger fleet, higher bunker consumption and higher overall port and agency fees, partially offset by the operation of a lower number of third-party chartered-in vessels.

Vessel operating expenses
Vessel operating expenses increased to $26.5 million for the three months ended June 30, 2026 from $23.7 million for the three months ended June 30, 2025. Daily vessel operating expenses, or DVOE, amounted to $6,757 per vessel per day for the second quarter of 2026 compared to $6,213 per vessel per day for the second quarter of 2025. The increase in DVOE was primarily due to higher crew costs and insurance costs, as well as the timing of the purchase of stores and spares.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q3 2026 is $6,750 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $7.9 million for the second quarter of 2026 compared to $7.4 million for the second quarter of 2025.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $22.4 million for the three months ended June 30, 2026 from $18.1 million for the three months ended June 30, 2025 primarily due to an increase in vessel depreciation expense for vessels delivered during the fourth quarter of 2025 and the first quarter of 2026, as well as an increase in drydocking amortization expense for certain vessels in our fleet.

EBITDA
EBITDA for the three months ended June 30, 2026 was $44.2 million compared to $13.6 million during the prior year period. During the three months ended June 30, 2026 and 2025, EBITDA included a gain on sale of vessels, impairment of vessel assets, other operating expenses, as well as unrealized gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA was $56.7 million and $14.3 million, for the respective periods.

Financial Review: Six Months 2026

The Company recorded net income of $26.0 million, or $0.59 and $0.58 basic and diluted earnings per share, respectively, for the six months ended June 30, 2026. This compares to a net loss of $18.7 million, or $0.43 basic and diluted net loss per share, for the six months ended June 30, 2025.

Revenue / TCE
The Company’s revenues increased to $250.8 million for the six months ended June 30, 2026 compared to $152.2 million for the six months ended June 30, 2025, primarily due to higher rates earned by our major and minor bulk vessels, the operation of a larger fleet, as well as fewer drydocking days during the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. TCE rates obtained by the Company increased to $21,836 per day for the six months ended June 30, 2026 from $12,750 per day for the six months ended June 30, 2025.

Voyage expenses
Voyage expenses increased to $80.4 million for the six months ended June 30, 2026 from $59.4 million for the same period in 2025. The increase was primarily due to the operation of a larger fleet, higher bunker consumption, as well as higher overall port and agency fees.

Vessel operating expenses
Vessel operating expenses increased to $53.1 million for the six months ended June 30, 2026 from $48.7 million for the six months ended June 30, 2025. DVOE was $6,781 for the six months of 2026 versus $6,401 in the six months of 2025. The increase in DVOE was primarily due to the higher crew costs and insurance costs, as well as the timing of the purchase of stores.

General and administrative expenses
General and administrative expenses for the six months ended June 30, 2026 increased to $16.0 million as compared to $14.9 million in the same period of 2025, primarily due to higher nonvested stock amortization expense.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $43.4 million for the six months ended June 30, 2026 from $35.8 million for the six months ended June 30, 2025 due to an increase in drydocking amortization expense for certain vessels in our fleet, as well as an increase in vessel depreciation expense for vessels delivered during the fourth quarter of 2025 and the first quarter of 2026.

EBITDA
EBITDA for the six months ended June 30, 2026 amounted to $78.3 million compared to $21.6 million during the prior year period. During the six months of 2026 and 2025, EBITDA included a gain on sale of vessels, impairment of vessel assets, other operating expenses, as well as unrealized gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $92.9 million and $22.2 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2026 and 2025 was $48.9 million and $8.3 million, respectively. This increase in cash provided by operating activities was primarily due to higher rates earned by our major and minor bulk vessels, as well as changes in working capital. Additionally, there was a decrease in drydocking costs incurred during the six months ended June 30, 2026 as compared to the six months ended June 30, 2025.

Net cash used in investing activities for the six months ended June 30, 2026 and 2025 was $122.2 million and $6.7 million, respectively. This fluctuation was primarily a result of a $137.4 million increase in the purchase of vessel assets due to the purchase of the Genco Stars and Stripes and the Genco Valkyrie, which were delivered on March 5, 2026 and March 24, 2026, respectively, as well as the deposit made on May 1, 2026 for the Genco Volunteer, which is expected to be delivered in August 2026. The increase in net cash used in investing activities was partially offset by $21.1 million net proceeds from the sale of the Genco Picardy and the Genco Predator on March 30, 2026 and April 15, 2026, respectively.

Net cash provided by (used in) financing activities during the six months ended June 30, 2026 and 2025 was $91.3 million and ($9.9) million, respectively.  On February 27, 2026, our $600 million credit facility (the “$600 Million Revolver”) was refinanced with the $680 Million Revolver. As part of the debt modification, $4.3 million was settled net among the lenders of the $600 Million Revolver and $680 Million Revolver.  The fluctuation resulted primarily from drawdowns totaling $130.0 million on the $600 Million Revolver and the $680 Million Revolver made by the Company during the six months ended June 30, 2026 as compared to drawdowns of only $10.0 million on the $500 Million Revolver during the six months ended June 30, 2025. This increase in cash provided by financing activities was partially offset by a $18.0 million increase in the payment of dividends and a $0.8 million increase in the payment of deferred financing costs related to the $680 Million Revolver during the six months ended June 30, 2026 as compared to the six months ended June 30, 2025.

Capital Expenditures

Genco’s current fleet consists of 43 vessels with an average age of 12.8 years and an aggregate capacity of approximately 4,935,000 dwt:

•	Two Newcastlemaxes and 17 Capesizes
•	15 Ultramaxes and 9 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2026 and 2027 to be:

Estimated costs ($ in millions)	Q3 2026	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Drydock Costs (1)	$8.10	$6.90	$8.80	$2.20	$7.30	$7.30
Fleet Upgrade Costs (2)	$1.44	$-	$0.27	$-	$-	$-
Total Costs	$9.54	$6.90	$9.07	$2.20	$7.30	$7.30
Estimated Offhire Days (3)	150	105	180	35	135	130

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of fuel efficiency and other upgrades are expected to be funded with cash on hand.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q3 2026 consists of 90 total days for two Capesizes, 55 total days for two Ultramaxes and 5 days for one Supramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$136,414	$80,939	$250,843	$152,208
Total revenues	136,414	80,939	250,843	152,208

Operating expenses:
Voyage expenses	44,085	32,005	80,361	59,359
Vessel operating expenses	26,535	23,747	53,096	48,663
Charter hire expenses	385	2,035	6,481	4,320
General and administrative expenses (inclusive of nonvested stock amortization	7,903	7,399	16,012	14,893
expense of $2,245, $1,780, $4,075 and $3,276, respectively)
Technical management expenses	1,079	1,231	1,839	2,556
Depreciation and amortization	22,367	18,133	43,405	35,797
Impairment of vessel assets	1,198	651	1,726	651
Net gain on sale of vessels	(1,942)	-	(4,017)	-
Other operating expense	13,052	-	16,877	-
Total operating expenses	114,662	85,201	215,780	166,239

Operating income (loss)	21,752	(4,262)	35,063	(14,031)

Other (expense) income:
Other income (expense)	130	(232)	227	(245)
Interest income	605	243	1,270	612
Interest expense	(5,750)	(2,558)	(10,248)	(5,107)
Other expense, net	(5,015)	(2,547)	(8,751)	(4,740)

Net income (loss)	$16,737	$(6,809)	$26,312	$(18,771)

Less: Net income (loss) attributable to noncontrolling interest	88	(8)	354	$(47)

Net income (loss) attributable to Genco Shipping & Trading Limited	$16,649	$(6,801)	$25,958	$(18,724)

Net earnings (loss) per share - basic	$0.38	$(0.16)	$0.59	$(0.43)

Net earnings (loss) per share - diluted	$0.37	$(0.16)	$0.58	$(0.43)

Weighted average common shares outstanding - basic	43,872,514	43,350,232	43,789,751	43,276,496

Weighted average common shares outstanding - diluted	44,572,591	43,350,232	44,492,571	43,276,496

	June 30, 2026	December 31, 2025
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$73,587	$55,540
Due from charterers, net	26,719	14,284
Prepaid expenses and other current assets	10,473	14,053
Inventories	25,549	25,187
Total current assets	136,328	109,064

Noncurrent assets:
Vessels, net of accumulated depreciation of $393,512 and $372,525, respectively	1,049,650	939,327
Deposits on vessels	6,563	14,585
Deferred drydock, net	56,621	62,389
Fixed assets, net	7,135	7,492
Operating lease right-of-use assets	5,054	5,251
Total noncurrent assets	1,125,023	1,029,044

Total assets	$1,261,351	$1,138,108

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$38,090	$36,843
Deferred revenue	7,803	8,826
Total current liabilities	45,893	45,669

Noncurrent liabilities
Long-term operating lease liabilities	5,693	5,539
Long-term debt, net of deferred financing costs of $10,492 and $10,920, respectively	319,508	189,080
Total noncurrent liabilities	325,201	194,619

Total liabilities	371,094	240,288

Commitments and contingencies

Equity:
Common stock	436	432
Additional paid-in capital	1,431,255	1,465,134
Accumulated deficit	(543,124)	(569,082)

Total Genco Shipping & Trading Limited shareholders' equity	888,567	896,484
Noncontrolling interest	1,690	1,336
Total equity	890,257	897,820

Total liabilities and equity	$1,261,351	$1,138,108

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$26,312	$(18,771)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,405	35,797
Amortization of deferred financing costs	1,262	992
Right-of-use asset amortization	197	670
Amortization of nonvested stock compensation expense	4,075	3,276
Impairment of vessel assets	1,726	651
Net gain on sale of vessels	(4,017)	-
Insurance proceeds for protection and indemnity claims	209	79
Insurance proceeds for loss of hire claims	-	6
Change in assets and liabilities:
(Increase) decrease in due from charterers	(12,435)	7,282
Decrease in prepaid expenses and other current assets	2,372	742
(Increase) decrease in inventories	(362)	1,760
Increase in accounts payable and accrued expenses	571	8,921
Decrease in deferred revenue	(1,023)	(1,109)
Increase (decrease) in operating lease liabilities	154	(1,046)
Deferred drydock costs incurred	(13,508)	(30,947)
Net cash provided by operating activities	48,938	8,303

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(143,185)	(5,799)
Purchase of other fixed assets	(1,119)	(1,726)
Net proceeds from sale of vessels	21,073	-
Insurance proceeds for hull and machinery claims	1,024	864
Net cash used in investing activities	(122,207)	(6,661)

Cash flows from financing activities
Proceeds from the $680 Million Revolver	69,287	-
Proceeds from the $600 Million Revolver	65,000	-
Repayments on the $600 Million Revolver	(4,287)	-
Proceeds from the $500 Million Revolver	-	10,000
Cash dividends paid	(37,850)	(19,876)
Payment of deferred financing costs	(834)	(17)
Net cash provided by (used in) financing activities	91,316	(9,893)

Net increase (decrease) in cash, cash equivalents and restricted cash	18,047	(8,251)

Cash and cash equivalents at beginning of period	55,540	44,005
Cash and cash equivalents at end of period	$73,587	$35,754

		Three Months Ended June 30, 2026
Net Income Reconciliation		(unaudited)
Net income attributable to Genco Shipping & Trading Limited		$16,649
+	Impairment of vessel assets	1,198
+	Net gain on sale of vessels	(1,942)
+	Other operating expense	13,052
+	Unrealized loss on fuel hedges	238
	Adjusted net income	$29,195

	Adjusted net earnings per share - basic	$0.67
	Adjusted net earnings per share - diluted	$0.65

	Weighted average common shares outstanding - basic	43,872,514
	Weighted average common shares outstanding - diluted	44,572,591

	Weighted average common shares outstanding - basic as per financial statements	43,872,514
	Dilutive effect of stock options	40,845
	Dilutive effect of performance based restricted stock units	301,829
	Dilutive effect of restricted stock units	357,403
	Weighted average common shares outstanding - diluted as adjusted	44,572,591

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited	$16,649	$(6,801)	$25,958	$(18,724)
+ Net interest expense	5,145	2,315	8,978	4,495
+ Depreciation and amortization	22,367	18,133	43,405	35,797
EBITDA(1)	$44,161	$13,647	$78,341	$21,568

+ Impairment of vessel assets	1,198	651	1,726	651
+ Net gain on sale of vessels	(1,942)	-	(4,017)	-
+ Other operating expense	13,052	-	16,877	-
+ Unrealized loss (gain) on fuel hedges	238	-	-	(6)
Adjusted EBITDA	$56,707	$14,298	$92,927	$22,213

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	43	42	43	42
Average number of vessels (2)	43.2	42.0	43.3	42.0
Total ownership days for fleet (3)	3,927	3,822	7,830	7,602
Total chartered-in days (4)	20	189	424	463
Total available days for fleet (5)	3,822	3,630	7,949	7,407
Total available days for owned fleet (6)	3,802	3,441	7,525	6,944
Total operating days for fleet (7)	3,796	3,588	7,900	7,318
Fleet utilization (8)	98.6%	98.3%	98.9%	98.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$24,273	$13,631	$21,836	$12,750
Daily vessel operating expenses per vessel (10)	6,757	6,213	6,781	6,401

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Newcastlemax	182.0	-	216.9	-
Capesize	1,547.0	1,456.0	3,077.0	2,896.0
Ultramax	1,365.0	1,365.0	2,715.0	2,715.0
Supramax	833.2	1,001.0	1,821.3	1,991.0
Total	3,927.2	3,822.0	7,830.2	7,602.0

Chartered-in days
Newcastlemax	-	-	-	-
Capesize	-	-	-	-
Ultramax	19.8	170.4	313.3	301.1
Supramax	-	18.9	110.8	161.6
Total	19.8	189.3	424.1	462.7

Available days (owned & chartered-in fleet)
Newcastlemax	182.0	-	210.8	-
Capesize	1,461.8	1,238.0	2,922.0	2,576.5
Ultramax	1,376.9	1,472.6	2,951.8	2,915.4
Supramax	801.4	919.7	1,864.3	1,915.2
Total	3,822.1	3,630.3	7,948.9	7,407.1

Available days (owned fleet)
Newcastlemax	182.0	-	210.8	-
Capesize	1,461.8	1,238.0	2,922.0	2,576.5
Ultramax	1,357.1	1,302.2	2,638.5	2,614.3
Supramax	801.4	900.8	1,753.5	1,753.6
Total	3,802.3	3,441.0	7,524.8	6,944.4

Operating days
Newcastlemax	181.6	-	210.4	-
Capesize	1,452.0	1,217.8	2,902.7	2,524.9
Ultramax	1,365.2	1,457.0	2,938.6	2,888.0
Supramax	797.4	913.4	1,847.8	1,905.5
Total	3,796.2	3,588.2	7,899.5	7,318.4

Fleet utilization
Newcastlemax	99.8%	-	99.8%	-
Capesize	98.9%	97.8%	99.0%	97.0%
Ultramax	98.6%	98.5%	99.2%	98.7%
Supramax	97.9%	98.6%	98.1%	98.7%
Fleet average	98.6%	98.3%	98.9%	98.1%

Average Daily Results:
Time Charter Equivalent
Newcastlemax	$36,200	$-	$32,824	$-
Capesize	33,483	17,019	30,070	14,962
Ultramax	16,495	12,361	16,227	12,199
Supramax	17,939	10,810	15,234	10,322
Fleet average	24,273	13,631	21,836	12,750

Daily vessel operating expenses
Newcastlemax	$5,207	$-	$6,430	$-
Capesize	7,010	6,736	7,082	6,933
Ultramax	6,343	5,659	6,189	5,851
Supramax	7,302	6,214	7,196	6,381
Fleet average	6,757	6,213	6,781	6,401

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.

5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the third quarter of 2026 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the third quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$136,414	$80,939	$250,843	$152,208
Voyage expenses (in thousands)	44,085	32,005	80,361	59,359
Charter hire expenses (in thousands)	385	2,035	6,481	4,320
Realized gain on fuel hedges (in thousands)	351	4	311	12
	92,295	46,903	164,312	88,541

Total available days for owned fleet	3,802	3,441	7,525	6,944
Total TCE rate	$24,273	$13,631	$21,836	$12,750

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.8 years and an aggregate capacity of approximately 4,935,000 dwt:

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 6, 2026 at 8:30 a.m. Eastern Time to discuss its 2026 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://events.q4inc.com/analyst/490293343?pwd=L8odJU9o, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) military actions, terrorism, or piracy, including without limitation the ongoing conflicts in Ukraine and Iran, related attacks on commercial vessels, and other conflicts in the Middle East; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2026 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts,  the imposition or modification of port fees, tariffs and other import restrictions, and the effectiveness and cost of any measures the Company may adopt to avoid or mitigate the impact of the foregoing, including alternate trade routes and repositioning vessels; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. Our Q3 2026 estimated dividend range is based on TCE estimates to date and estimated expense levels as detailed above under “Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy” and “Dividend Policy” and in the appendix to our Q2 2026 earnings presentation posted on our website on August 5, 2026 under “Investors – Events and Presentations.”  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550d